Exhibit 99.1

FOR IMMEDIATE RELEASE

SAVIENT PHARMACEUTICALS REPORTS UNAUDITED RESULTS
FOR FIRST QUARTER 2005

-Management Advances Company’s Strategy-

East Brunswick, NJ – May 10, 2005 – Savient Pharmaceuticals, Inc., (NASDAQ: SVNT) an emerging specialty pharmaceutical company engaged in developing, manufacturing and marketing pharmaceutical products that address unmet medical needs in niche and broader markets, announced today unaudited results for the first quarter 2005.

For the first quarter of 2005, total revenues were $23.0 million, down from $33.4 million a year ago. The net loss for the first quarter was $3.9 million, or 6 cents per share, compared to net income of $1.2 million, or 2 cents per share, a year ago.

Christopher Clement, President and Chief Executive Officer of Savient, said, “Rosemont Pharmaceuticals, our U.K.-based oral liquids pharmaceutical business reported another excellent quarter with sales up 26%. These gains were offset, however, by a decline in U.S. sales of Oxandrin® due primarily to customer inventory reductions, additional credits and reserves for outdated product, rebates and wholesaler distribution fees, coupled with reduced prescription demand for the overall involuntary weight loss market, including Oxandrin.

“The first quarter results reflect, in part, the execution of our strategy shared with you last July. At that time, we announced our intentions to explore the sale of our global biologics manufacturing business and direct the proceeds to increasing the geographic reach of Rosemont and advancing our drug development pipeline. We remain committed to executing our strategy and remain confident in our abilities to effectively change the direction of Savient.”

Clement highlighted the major accomplishments of the first quarter of 2005 to advance the Company’s strategy, including:

•	The successful completion of the Phase 2 clinical trial for Puricase®, a rheumatology-directed drug candidate for the treatment of severe, refractory gout, with data being released in the next two weeks;

•	The receipt of $3 million in an initial settlement of damages and attorney fees claims related to human growth hormone intellectual property disputes with Novo Nordisk SA;

•	The payment of $2.25 million in settlement of a lawsuit in Israel with Genentech regarding hGH patent disputes, the last outstanding such litigation;

•	The announced agreement to sell the global biologics manufacturing business to Ferring for $80 million cash;

•	The announced agreement with Ferring to co-promote Nuflexxa™ for the treatment of pain in osteoarthritis of the knee in the United States, thereby providing the potential for near-term revenue in support of a rheumatologist-focused sales force;

•	Early termination of the Prosaptide™ Phase 2 trial at a scheduled interim analysis for lack of analgesic efficacy. This interim analysis enabled the Company to manage the trial efficiently and make crucial decisions as early as possible, thereby conserving critical funding resources;

•	The further strengthening of the Company’s management team with the addition of a Senior Vice President of Commercial Operations and a Vice President of Business Development; and

•	The continued improvement of our balance sheet with increased cash and decreased debt.

Quarter Ended March 31, 2005

Revenues

•	Total revenues for the three months ended March 31, 2005 were $23.0 million compared to $33.4 million a year ago.

•	Net product sales were $22.6 million compared to $32.2 million a year ago.

•	Net product sales of Rosemont’s oral liquid pharmaceuticals increased 26% to $9.1 million or 22%, excluding the effects of a stronger British pound.

•	Net sales of Oxandrin in the first quarter were $8.3 million compared to $18.4 million last year, reflecting a $4.2 million reduction in a drug wholesaler’s inventory levels, additional credits and reserves of $4.8 million for outdated product (driven by wholesalers’ increasing to 12-month terms from 7 months the remaining minimum dating on product shipped to retail pharmacies), higher rebates and newly instituted wholesaler distribution fees, coupled with reduced prescription demand for the overall involuntary weight loss market, including Oxandrin. The market declined 1% for the year and declined 3% for the most recent quarter, measured in terms of total prescriptions. Total prescriptions for Oxandrin declined 7% versus a year ago and 6% versus the immediately preceding quarter. Most recently, total prescriptions increased 8% in March, ending six-months of a declining trend.

•	Net sales of Delatestryl® were $1.1 million down from $2.7 million a year earlier as generics captured 47% of market unit volume.

•	Total revenues for the global biologics manufacturing business were $4.1 million, approximately the same as revenues of a year ago.

Expenses

•	Total expenses for the first quarter were $28.6 million down 10% from a year ago reflecting lower marketing expense and research and development costs offset by higher general and administrative expenses for the wrap up of the Company’s Sarbanes-Oxley 2004 audit and compliance initiatives.

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•	Cost of sales as a percentage of net product sales increased to 39% in the first quarter from 27% a year ago reflecting a change in product mix and an increases in returned goods and inventory reserves.

Other Income

•	Other income of $2.1 million compared favorably to $0.1 million last year primarily as a result of the successful settlement of intellectual property litigation with Novo Nordisk SA.

Balance Sheet

•	Savient had cash, cash equivalents and short-term investments of $26.7 million at March 31, 2005 up from $25.3 million at year end, with a further reduction in long-term debt to $4.1 million.

Summary

Clement stated, “Oxandrin was a clear disappointment for the quarter. Our new commercial leadership and ongoing evaluation of the effectiveness of our related sales and marketing support should benefit the brand’s future performance in advance of a potential generic competitor.

“On the positive front, we are very pleased with our progress this quarter toward the evolution of our new strategic focus. The announced divestiture of our global biologics manufacturing business was a critical first step, and we remain confident this transaction will close before the end of the first half of the year. The continued expansion and growth of Rosemont, our oral liquids business, was another important step as we await the approval of our first product, Soltamox®, in the United States later this year following the FDA’s completion of its inspection of our manufacturing facility yesterday. We continue to be encouraged by our steady progress in the development of our lead drug candidate, Puricase, and look forward to an end-of-Phase 2 meeting with the FDA in July to define the critical components of the Phase 3 program. And lastly, we look ahead to building a new commercial infrastructure here in the U.S. with our rheumatology-focused sales and marketing team who will initially focus on the co-promotion of Nuflexxa with Ferring.

“The milestones achieved this quarter signify our commitment to transforming Savient into a specialty pharmaceutical company by advancing our proprietary development projects. I look forward to the remainder of 2005 being a year of continued transformation and delivering results for the many valued shareholders of Savient.”

Savient will host a conference call/live webcast today to review first quarter 2005 results today, May 10, 2005, at 11:00 a.m. EDT.

The live webcast can be accessed under the webcast page under the News section of Savient’s website at www.savientpharma.com and will be archived through June 7, 2005.

In addition, an audio replay will be available until May 24, 2005. The replay numbers are (888) 203-1112 for domestic callers and (719) 457-0820 for international callers. The replay access code is 9746867.

About Savient Pharmaceuticals, Inc.

Savient Pharmaceuticals, Inc., an emerging specialty pharmaceuticals company, is engaged in developing, manufacturing, and marketing pharmaceutical products that address unmet medical needs in both niche and wider markets. Products marketed by Savient in the United States are Oxandrin(R) (oxandrolone, USP) and Delatestryl(R) (testosterone enanthate). The Company's subsidiary, Rosemont Pharmaceuticals Limited, develops, manufactures, and markets through its own sales force oral liquid formulations of prescription products for the UK pharmaceutical market. Savient's product Mircette(R), an oral contraceptive, is marketed by its licensee, Organon, Inc. Savient's news releases and other information are available on the Company's website at www.savientpharma.com. Mircette is a registered trademark of Organon, Inc. and Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc.

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this report regarding the Company's strategy, expected future financial position, results of operations, cash flows, financing plans, discovery and development of products, strategic alliances, competitive position, plans and objectives of management are forward-looking statements. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "will" and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, the statements regarding the divestiture of the Company's global biologics manufacturing business and the potential for commercializing the Company's Puricase drug product candidate are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company's business and the biopharmaceutical and specialty pharmaceutical industries in which the Company operates. Such risks and uncertainties include, but are not limited to, the possibility that the divestiture of our global biologics manufacturing business will fail to close, due to failure to achieve regulatory approval or otherwise; delay or failure in developing Prosaptide, Puricase and other product candidates; difficulties of expanding the Company's product portfolio through in-licensing; disruption of management and costs associated with the divestiture of the Company's operations in Israel; introduction of generic competition for Oxandrin; fluctuations in buying patterns of wholesalers; potential future returns of Oxandrin or other products; our continuing to incur substantial net losses for the foreseeable future; difficulties in obtaining financing; potential development of alternative technologies or more effective products by competitors; reliance on third-parties to manufacture, market and distribute many of the Company's products; economic, political and other risks associated with foreign operations; risks of maintaining protection for the Company's intellectual property; risks of an adverse determination in on-going or future intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical and specialty pharmaceutical industries. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements, and you should not place undue reliance on the Company's forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. The Company's forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that the Company may make. The Company does not assume any obligation to update any forward-looking statements.

SOURCE: Savient Pharmaceuticals, Inc.

CONTACTS:
Savient Pharmaceuticals, Inc.
Jenene Thomas
Director, Investor Relations
732-565-4716
jdthomas@savientpharma.com

Investors/Media:
The Ruth Group
Stephanie Carrington/Janine McCargo
646-536-7017/7033
scarrington@theruthgroup.com
jmccargo@theruthgroup.com

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share data)

	Three Months Ended March 31,
	2005	2004

Revenues:
Product sales, net	22,615	32,201
Contract fees	291	230
Royalties	—	932
Other	75	40

Total revenues	22,981	33,403

Expenses:
Cost of sales	8,721	8,651
Research and development	6,282	8,664
Marketing and sales	5,154	6,666
General and administrative	6,177	5,372
Commissions and royalties	1,224	1,403
Amortization of intangibles and negative goodwill associated with acquisitions	1,013	1,013

Total expenses	28,571	31,769

Operating (loss) income	(5,590)	1,634
Other income (expense) – net	2,057	73

(Loss) income before income taxes	(3,533)	1,707
Income tax expense	332	529

Net (Loss) Income	(3,865)	1,178

(Loss) earnings per common share:
Basic:
Net (loss) income	(0.06)	0.02

Diluted:
Net (loss) income	(0.06)	0.02

Weighted average number of common and common equivalent shares:
Basic	60,545	59,734

Diluted	60,545	60,331

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SAVIENT PHARMACEUTICAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
((in thousands)

	March 31, 2005 (unaudited)	December 31, 2004

Assets:
Cash, cash equivalents and short-term investments	26,668	25,282
Accounts receivable, net	1,185	6,118
Inventories, net	12,870	15,456
Other current assets	2,492	1,677
Assets available for sale	75,616	80,851

Total current assets	118,831	129,384

Property and equipment, net	6,851	6,985
Intangible assets, net	70,675	71,688
Goodwill	40,121	40,121
Other long term-assets	1,365	2,991

Total assets	237,843	251,169

Liabilities and stockholders' equity:
Current portion of long-term debt	4,144	5,903
Liabilities available for sale	11,954	12,743
Other current liabilities	23,549	29,998
Long-term debt	0	0
Other long-term liabilities and deferred items	47,313	47,857
Stockholders’ equity	150,883	154,668

Total liabilities and stockholders’ equity	237,843	251,169

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